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                                                                 EXHIBIT 99
                     [WOOLWORTH CORPORATION LETTERHEAD]


                                              NEWS RELEASE

                                              CONTACT:   Juris Pagrabs
                                                         Vice President
                                                         Investor Relations
                                                         (212) 553-7017

FOR IMMEDIATE RELEASE



                  WOOLWORTH CORPORATION NAMES REID JOHNSON
             SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


NEW YORK, New York, August 13, 1997 - Woolworth Corporation (NYSE:Z) today announced that Reid Johnson, age 55, has been named Senior Vice President and Chief Financial Officer, effective September 8, 1997. Mr. Johnson fills a position that had been vacant since last April.

Mr. Johnson, who will report to Dale Hilpert, President and Chief Operating Officer, has served since 1994 as Executive Vice President and Chief Financial Officer for Musicland, the Minneapolis-based specialty retail music chain operator of 1,500 stores. Mr. Johnson began his distinguished career at the Dayton Hudson Corporation in 1968 and became its Treasurer in 1971 and its Vice President and Controller in 1974. From 1975 to 1985 he served as Senior Vice President and Chief Financial Officer of Target Stores, a division of Dayton Hudson Corporation and from 1985 to 1994 he was Vice Chairman, Chief Administrative Officer for the $3 billion stores division of Dayton Hudson Department Store Company.

"With Reid's extensive retail background in finance, treasury, information systems, real estate and distribution, he will bring an added dimension and important strength to our management team," said Roger N. Farah, Chairman of the Board and Chief Executive Officer. "We are looking forward to benefiting greatly from his leadership and his extensive retailing knowledge, which will play an invaluable role in effectively managing new growth opportunities for the Woolworth Corporation."

Mr. Johnson received his M.B.A. from the Harvard Graduate School of Business Administration in 1968 and his B.A. in Mathematics from Middlebury College in 1964.

Woolworth Corporation is a diversified global retailer that operates over 7,100 retail stores in 12 countries in North America, Europe and Australia. Through its athletic group of specialty retail formats, including Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports stores, the Company is the world's largest provider of athletic footwear and apparel. Other specialty retail chains include the Northern Group of apparel stores, After Thoughts jewelry stores and Kinney family shoe stores.

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